EXHIBIT 10.1

Term Sheet – Stephen J. Boyle (“Executive”)

Certain capitalized terms used in this Term Sheet have the meanings set forth in Schedule A.

Position:	Interim President and CEO

Effective Date:	November 20, 2019

Term:
Executive shall serve as interim President and CEO from the Effective Date through the earliest to occur of (1) the effective date of the closing (the “Transaction Closing Date”) of the acquisition of TD Ameritrade Holding Corporation (the “Company”) by The Charles Schwab Corporation (“Parent”) pursuant to the terms of the Agreement and Plan of Merger dated November 24, 2019 (the “Merger Agreement”), (2) the date on which Executive ceases serving as the interim President and CEO, and (3) the date on which Executive’s employment with the Company terminates.

The provisions of this Term Sheet shall apply during Executive’s service as interim President and CEO and in the event of a Severance Termination.

Compensation Target:	Base Salary: $800,000

Target Annual

Incentive Award:
Executive will be eligible to receive an annual incentive award (the “MIP Award”) with a total blended target opportunity of $4,400,000 for FY2020 (the “FY2020 Target Incentive Opportunity”) and with a total target opportunity of $4,750,000 for FY2021 (the “FY2021 Target Incentive Opportunity”).

Except as provided below in the case of certain terminations of employment, the MIP Award will be 50% in cash and 50% in the form of equity awards. Parent shall determine the amount and form of incentives, if any, following the Transaction Closing Date.

Share Ownership

Requirement:	Five (5) times base salary

Vacation:	200 hours of Paid Time Off annually to accrue in accordance with Company PTO Accrual Schedule

Retirement Programs:	401(k) – employer match plus discretionary annual profit sharing

Health and Welfare Plans:	Company Benefits Plan Coverage

Company Paid Apartment:
The Company agrees to continue to pay for Executive’s New York City apartment in accordance with the arrangement in effect on the Effective Date through the expiration of the current lease on July 13, 2020.

Severance Termination
During the Severance

Protection Period:
The provisions of this section shall apply from the Effective Date through the earlier to occur of (1) 12 months after the Transaction Closing Date, and (2) the date on which the Merger Agreement is terminated in accordance with its terms without the occurrence of the Transaction Closing Date, (such period, the “Severance Protection Period”). In the event of Executive’s termination (i) by the Company without Cause or (ii) by Executive for Good Reason, in each case, during the Severance Protection Period, subject to Executive’s execution of a Release of Claims Agreement substantially in the form attached hereto as Exhibit A (the “Release”), Executive will be entitled to the following severance benefits:

•	A lump sum cash severance payment equal to $2,875,000 (the “Cash Severance”);

•
To the extent not previously paid, a lump sum cash payment in respect the FY2020 MIP Award based on the FY2020 Target Incentive Opportunity, (A) prorated for the portion of FY2020 elapsed through the date of termination, if such termination occurs prior to the Transaction Closing Date or (B) prorated from the Transaction Closing Date through the date of termination, if such termination occurs on or after the Transaction Closing Date (in order to account for the payment of the pro-rata FY2020 MIP Award pursuant to the Merger Agreement);

•
If the date of termination occurs in FY2021, a lump sum cash payment in respect of the FY2021 MIP Award based on (A) the FY2021 Target Incentive Opportunity, if the termination is prior to the Transaction Closing Date, or (B) $2,150,000 (or, if greater, the Executive’s incentive opportunity for his role following the Transaction Closing Date), if the termination is after the Transaction Closing Date, in each case, prorated for the portion of FY2021 elapsed through the date of termination;

•
A lump sum payment equal to 18 months of the employer portion of premiums for group health plan coverage for active employees based on Executive’s coverage elections in effect on his termination date to assist in payment of COBRA premiums; and

•
Terms of existing award agreements govern accelerated vesting for all awarded and unvested equity awards, which for the avoidance of doubt provide for accelerated vesting in the event of involuntary termination upon retirement or within 24 months of a change in control.

Severance Termination
After the Severance

Protection Period:
The provisions of this section shall apply after the Severance Protection Period. In the event of Executive’s involuntary termination by the Company without Cause after the expiration of the Severance Protection Period, subject to Executive’s execution of a Release, Executive will be entitled to the following severance benefits:

•	4 weeks of base salary for each completed year of service up to a maximum of 104 weeks (2 years)

•	4 weeks of target cash incentive for each completed year of service up to a maximum of 104 weeks (2 years)

•	Immediate full vesting of all outstanding RSUs

•
A lump sum payment equal to 12 months of the employer portion of premiums for group health plan coverage for active employees based on Executive’s coverage elections in effect on his termination date to assist in payment of COBRA premiums. Executive may elect COBRA coverage for up to a maximum of 18 months or as otherwise provided by law.

For the avoidance of doubt, in the event of Executive’s termination, Executive shall remain entitled to (i) unpaid base salary through the date of termination; (ii) payment for accrued but unused paid time off; (iii) except in the event of a termination for Cause, payment of any earned but unpaid incentive for a previously completed fiscal year; and (iv) and other rights due Executive under any Company policy, plan or other agreement.

All payments and benefits are intended to be exempt from, or comply with, Code section 409A and this Term Sheet will be administered and interpreted accordingly. Payments (and delivery of shares in the case of equity awards) will be made as soon as administratively possible following the Company’s receipt of Executive’s executed and non-revoked Release, provided, however, that if the Company reasonably determines that Code Section 409A will result in the imposition of additional tax upon the earlier payment of any severance or other benefits otherwise due to Executive on or within the 6 month period following Executive’s date of termination, the severance benefits (or shares in the case of equity awards) will accrue during such 6 month period and will become payable (or delivered) in a lump sum payment on the date that is 6 months and 1 day following the date of Executive’s termination (which constitutes a separation from service for purposes of Code Section 409A). All subsequent payments, if any, will be payable as provided above. Any severance payments (and delivery of shares in respect of equity awards) will be subject to applicable withholdings. In no event will the Company pay or reimburse Executive for any taxes or other costs owed by Executive on account of the payments and benefits from this Term Sheet.

Golden Parachute Tax:
The provisions of this section shall apply indefinitely following the Effective Date. Executive will either receive the full payments and benefits due to him or a lesser amount so that Executive will not be subject to the golden parachute excise tax under Code Section 4999 as a result of the application of Code Section 280G, whichever results in Executive receiving more on an after-tax basis. No Section 280G excise gross-up will be provided. All determinations to be made by an accounting firm selected by the Company prior to the Transaction Closing Date, and the Company shall cooperate with Executive in good faith in valuing services (including refraining from performing services) to be provided by Executive prior to or following the Transaction

Closing Date, such that payments in respect of such services may be considered reasonable compensation for purposes of Code Section 280G.

In addition, in order to mitigate the impact of Code Section 280G on Executive’s change in control related payments and benefits, the Company will accelerate into 2019 the vesting and settlement of 24,304 Company restricted stock units (the “2019 RSUs”) granted on December 5, 2019 and scheduled to vest in equal one-third installments on each of the first three anniversaries of the grant date (each, a “Scheduled Vesting Date”). Such accelerated vesting will be subject to the following conditions, and Executive hereby expressly agrees to such conditions: (1) upon Executive’s termination of employment with the Company and its affiliates prior to the last Scheduled Vesting Date due to Executive’s voluntary resignation or termination for Cause, then Executive shall be obligated to promptly repay to the Company the net after-tax number of shares of Company common stock previously delivered to Executive pursuant to the 2019 RSUs for which the Scheduled Vesting Date has not occurred prior to such termination, (2) Executive shall not be permitted to sell, transfer or otherwise dispose of the net after-tax shares of Company common stock delivered pursuant to the 2019 RSUs unless and until the date on which the 2019 RSUs associated with such shares of Company common stock would have vested under the terms applicable to the 2019 RSUs (either due to the occurrence of a Scheduled Vesting Date or due to Executive’s involuntary termination of employment without Cause, or death or disability), (3) the net after-tax shares of Company common stock delivered pursuant to the 2019 RSUs will bear a transfer restriction legend consistent with the transfer restriction described in the preceding item 2, and (4) after the shares of Company common stock delivered pursuant to the 2019 RSUs are exchanged for shares of Parent common stock in connection with the acquisition of the Company by Parent, the repayment obligations, transfer restriction and transfer restriction legend described in items (1) through (3) will continue to apply to such shares of Parent common stock to the same extent that they applied to the corresponding shares of Company common stock.

Other Agreements:
The provisions of this section shall apply indefinitely following the Effective Date. All terms of the Associate Agreement dated March 25, 2015, by and between Executive and the Company (the “Associate Agreement”) are hereby incorporated by reference. Executive hereby expressly acknowledges that he remains bound by the restrictive covenants applicable to him pursuant to the Associate Agreement, including the non-competition covenant contained in Section 5 of the Associate Agreement (the “Non-Competition Covenant”). Further, Executive expressly agrees that, if Executive materially breaches the Non-Competition Covenant, then Executive shall forfeit the right to receive, and/or shall promptly repay to the Company upon demand, the following compensation: (i) Cash Severance, (ii) the FY2020 MIP Award, and (iii) the FY2021 MIP Award.

Further, Executive expressly agrees that this Term Sheet and any and all disputes, controversies or claims between the Executive and the Company and/or Parent shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to its conflict of laws provisions.

In the event of any conflict between the terms of this Term Sheet and the terms of any other agreements to which the Executive may be subject, including, without limitation, the terms of the Offer Summary dated March 25, 2015 (the “Offer Summary”) and the Associate Agreement, by and between Executive and the Company, the terms of this Term Sheet shall govern.

For the avoidance of doubt, this Term Sheet supersedes the Offer Summary, except Executive hereby expressly acknowledges that he remains bound by the following language from the Offer Summary: “Forfeiture Events. The Administrator may specify in an award agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.”

For the avoidance of doubt, the Associate Agreement will survive and continue in effect in accordance with its terms, except to the extent it conflicts with the Term Sheet.

AGREED AND ACCEPTED:

Stephen J. Boyle
Executive

/s/ STEPHEN J. BOYLE

Date: February 4, 2020

Wilbur J. Prezzano
Chairman, HR & Compensation Committee

/s/ WILBUR J. PREZZANO

Date: February 4, 2020

Schedule A

CERTAIN DEFINITIONS AND OTHER ADDITIONAL TERMS

As used in this Term Sheet, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

“Base Salary” means Executive’s annual rate of base salary as set forth in this Term Sheet or such higher rate as in effect after the Effective Date.

“Cause” means conduct involving one or more of the following: (1) the conviction of Executive of, or plea of nolo contendere by Executive to, a felony that the Board of Directors of Company or Parent reasonably believes has had or will have a material detrimental effect on Company’s or Parent’s reputation or business; (2) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of Company or Parent with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive; (3) breach of any fiduciary duty owed to the Company or Parent by Executive that has a material detrimental effect on the Company’s or Parent’s reputation or business; (4) the willful, substantial and continuing failure of Executive to perform the reasonable duties of his position (which duties are consistent with his position as Interim President or CEO of the Company, as applicable) for a period of at least thirty (30) days following written notice from the Board of Company or Parent to the Executive that describes the basis for the Board’s belief that Executive has not substantially performed his reasonable duties for reasons other than illness or incapacity; (5) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); willful misconduct, gross negligence, fraud or embezzlement, in each case that results in substantial, material harm to Company or Parent; (6) Executive (a) obstructing or impeding, (b) endeavoring to influence, obstruct or impede, or (c) failing to materially cooperate with, any investigation authorized by the Board of Directors of Company or Parent or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause” and (7) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Term Sheet or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to Company under this Term Sheet, if (a) the disqualification, bar or loss continues for more than thirty (30) days, and (b) during that period Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Term Sheet to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).

“Change in Control” has the same meaning as under the Company’s Long-Term Incentive Plan, which is the Company’s stockholder-approved equity compensation plan.

“Code” mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.

“Good Reason” shall mean Executive’s voluntary resignation after the occurrence of any of the following events or actions taken by the Company or any of its Affiliates without Executive’s written consent: (i) a material diminution in Executive’s title or position with the Company, which for purposes hereof shall occur if (A) prior to the Transaction Closing Date, Executive’s title or position are changed such that he ceases serving as Interim President and CEO of the Company and is not immediately reinstated to his prior position of Chief Financial Officer of the Company; or (B) during the one-year period commencing on the Transaction Closing Date, Executive is not serving in the position of Chief Financial Officer of the Company or other executive role of the Company with (x) a base salary of not less than $550,000, and (y) a total annual incentive compensation opportunity (comprised of cash and long-term incentive) that is not materially less than $2,150,000, and; or (ii) during the one-year period following the Transaction Closing Date, Executive’s designated work location is changed to a location that is greater than fifty (50) miles from that in effect immediately prior to the Transaction Closing Date.

In order to invoke a termination for Good Reason, Executive must (i) provide the Company and Parent with written notice within ninety (90) days of the event that Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason, (ii) provide a reasonable cure period of not less than thirty (30) days following Executive’s submission of the written notice, and (iii) actually resign from employment within ninety (90) days following the expiration of the cure period if the applicable event is not cured.

Exhibit A
FORM OF RELEASE
THIS RELEASE (this “Release”) is entered into between Stephen J. Boyle (“Executive”) and TD Ameritrade Holding Corporation (the “Company”) for the benefit of the Company and its affiliates and their respective successors, including The Charles Schwab Corporation (“Parent”). The entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under the Term Sheet entered into by and between Executive and the Company, dated as of [_____________], 20__ (the “Term Sheet”). Capitalized terms used and not defined herein shall have the meaning provided in the Term Sheet.
Accordingly, Executive and the Company agree as follows.
1.    General Release and Waiver of Claims. In consideration for the payments and other benefits provided to Executive pursuant to the Term Sheet, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:
(a)    Release. Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Parent or Company or any of their subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from any and all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, the Company and or Parent, under the Term Sheet and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.
(b)    Proceedings; Whistleblower Rights. To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims that are released by this Release, or to accept any benefit from any lawsuit that might be filed by another person or government entity based in whole or in part on any event, act, or omission that is the subject of this Release. Notwithstanding the foregoing, nothing in this Release shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.
(c)    Exclusions. Excluded from this Release are: (i) any claims that cannot be waived by law; (ii) Executive’s rights to receive any payments of (x) base salary through the effective date of termination; (y) payment for accrued but unused paid time off; and (z) except in the event of a termination for Cause, payment of any earned but unpaid incentive; (iii) any rights Executive may have to receive vested amounts under any of the Company’s employee benefit plans and/or pension plans or programs; (iv) Executive’s rights in and to any equity or ownership interest that Executive continues to hold following his termination of employment; (v) Executive’s rights to medical benefit continuation coverage pursuant to federal law (COBRA); (vi) any rights or claims that the law does not allow to be released and/or waived by private agreement; (vii) any rights or claims that are based on events occurring after the date on which Executive signs this Release; or (viii) any claims to indemnification or insurance coverage, including but not limited to “D&O coverage”, that Executive may have with respect to any claims made or threatened against Executive in Executive’s capacity as a director, officer or employee of the Company or the Releasees. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by the covenants set forth in the Term Sheet, the Associate Agreement dated March 25, 2015, by and between Executive and TD Ameritrade and any other restrictive covenants applicable to Executive that continue or are to be performed following termination of employment.
(d)    EEOC Matters. The parties agree that this Release shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.
(e)    Non-Disparagement. Executive agrees that he will not in any way impair, harm or prejudice the name or reputation of the Company or the Parent or cause the Company or the Parent to appear in an unfavorable light, embarrass the Company or the Parent in any way or reduce or damage the business interests of the Company or the Parent and will refrain from making any statement about the Company or the Parent, whether true or untrue, that prejudices the Parent’s or the Company’s name, reputation or business in any way.  All inquiries by potential future employers of Executive shall be directed to the Parent’s or Company’s Human Resources Department. Upon inquiry, the Company and/or the Parent shall only state the following:  Executive’s last position and dates of employment.
(f)    Cooperation. Executive agrees to cooperate fully with the Company and/or the Parent in any matters that have or may result in a legal claim against the Company and/or the Parent (including but not limited to any audit, tax proceeding, litigation, arbitration, external or internal investigation, or government proceeding), and of which Executive may have knowledge as a result of Executive’s employment with the Company and/or the Parent.  This requires Executive, without limitation, to (1) make himself available upon reasonable request to provide information and assistance to the Company and/or the Parent on such matters without additional compensation, except for Executive’s out-of-pocket costs, and (2) notify the Company and/or the Parent promptly of any requests to Executive for information related to any pending or potential legal claim or litigation involving the Company and/or the Parent (including but not limited to any audit, tax proceeding, litigation, arbitration, external or internal investigation, or government proceeding), reviewing any such request with a designated representative of the Company and/or the Parent prior to disclosing any such information, and permitting the representative of the Company and/or the Parent to be present during any communication of such information.  The Company and/or the Parent hereby agrees to reimburse Executive for his reasonable and appropriate out-of-pocket costs and expenses incurred in connection with Executive’s cooperation in accordance with this Section.
2.    Acknowledgements. Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded [twenty-one (21)/forty-five (45)] days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by [Name, Title and Address] within the time period set forth above.
3.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of New York to be applied. In furtherance of the foregoing, the internal law of the state of New York shall control the interpretation and construction of this Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, all other parts and provisions shall remain fully valid and enforceable.
4.    Effectiveness. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided that he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release shall be without force or effect, and Executive shall not be entitled to the payments and benefits described in the Termination Section of the Term Sheet, except as otherwise explicitly stated therein.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

Date:
Stephen J. Boyle